  EXHIBIT 5.1

345 Park Avenue New York, NY 10154	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4000

April 9, 2021

GEE Group, Inc.

7751 Belfort Parkway Suite 150

Jacksonville, FL32256

Ladies and Gentlemen:

We have acted as counsel to GEE Group Inc., an Illinois corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (File No. 333-254235) on March 12, 2021, as amended on March 30 2021 and on April 9, 2021 (the “Registration Statement”) registering the offering by the Company of up to $57,500,000 of shares of the Company’s Common Stock, no par value per share (the “Shares”).  The Shares are to be sold by the Company as described in the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the Illinois Business Corporation Act.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading, “Legal Matters,” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

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